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                                                                    EXHIBIT 99.1

       NTN COMMUNICATIONS, INC. ANNOUNCES EXTENSION OF SENIOR SUBORDINATED
                    NOTES AND AMENDMENTS TO EQUITY INVESTMENT

CARLSBAD, Calif., Jan. 30 /PRNewswire/ -- NTN Communications, Inc. (Amex: NTN - news) announced today that it reached agreement with the holders of its 7% convertible senior subordinated promissory notes and certain equity investors who participated in a private placement of common stock and warrants in November 2000 to revise the terms of such investments. Under the agreement, the maturity date of the $4 million in promissory notes will be extended from February 1, 2001 to February 1, 2003. The promissory notes remain convertible at $1.275 per share, but the terms were modified to reduce the interest rate from 7% to 4% and to permit NTN to convert up to the full principal amount of the promissory notes into NTN common stock at maturity at a conversion price of $1.275 per share. In addition, if NTN's common stock closes above $2.50 for more than 20 consecutive trading days, NTN can force conversion of the promissory notes at $1.275 per share.

NTN also reached agreement with certain equity investors to revise the terms of its prior private placement of NTN common stock and warrants in November 2000 in exchange for the issuance of 350,043 shares of NTN common stock. The revisions eliminated the exercise price reset provisions contained in the warrants as well as the investors' rights to receive additional shares of NTN common stock upon the occurrence of certain events. Furthermore, the investors agreed to surrender and cancel their rights to additional contingent warrants for 609,291 shares of NTN common stock.

In connection with the agreement, at the request of the noteholders and equity investors, Stanley B. Kinsey, chief executive officer of NTN, agreed to a one-year extension of his employment agreement with NTN.

Mr. Kinsey said, "We are pleased with the outcome. Through their actions, the noteholders and investors have reconfirmed their confidence in NTN's future while eliminating concerns the market may have had concerning future dilution with respect to the securities. I appreciate the confidence placed in me and our entire organization and look forward to achieving NTN's potential for the benefit of all shareholders."

About NTN Communications, Inc.

Based in Carlsbad, CA, NTN Communications, Inc. (Amex: NTN - news) is the parent corporation of two operating divisions: the NTN Network(R) and BUZZTIME(TM) Inc.

The NTN Network, NTN's hospitality business, is the largest out-of-home interactive television network in the world. Through NTN's Digital Interactive Television (DITV) technology, the NTN Network broadcasts entertainment and sports programming engaging over 1.7 million players and reaching over 6 million unique consumers each month in more than 3,000 national hospitality locations such as TGIFriday's, Damon's, Bennigan's, BW3 and others.
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BUZZTIME Inc., an interactive programming channel, develops and distributes interactive sports and trivia games to a variety of interactive platforms, including AOL TV, WebTV, AT&T Interactive Television, America Online, Sprint PCS, Yahoo! Games, the NTN Network, http://www.BUZZTIME.com, http://www.QB1.com, http://www.ntn.com and Midway coin-operated games.

This release contains forward-looking statements, including statements relating to the success of NTN Communications, Inc., future growth and future stock price of NTN common stock, which are subject to risks and uncertainties including product demand and market acceptance risks, the growth of Interactive TV, the impact of competitive products and pricing as well as other factors discussed in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K for the fiscal year ended December 31, 1999, its quarterly reports on Form 10-Q and reports on Form 8-K.


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